Exhibit (d)(2)

EXECUTION VERSION

July 10, 2016

Nichi-Iko Pharmaceutical Co., Ltd.

6-21, Sogawa 1-chome

Toyama-shi, Toyama

Japan

Attention: Yuichi Tamura, President & CEO

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), by and among Nichi-Iko Pharmaceutical Co., Ltd., a Japanese corporation (“Parent”), Shepard Vision Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and Sagent Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined in this letter agreement have the meanings set forth in the Merger Agreement.

Each of the undersigned (each, a “Stockholder Party” and together with the other Stockholder Parties hereto, the “Stockholder Parties”) acknowledges and agrees that: (i) it has been provided with the execution copy of the Merger Agreement, (ii) it will benefit directly and substantially from the Offer and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (iii) the execution and delivery of this letter agreement by such Stockholder Party is a condition and inducement to the Company’s, Parent’s and Merger Sub’s willingness to enter into the Merger Agreement; and (iv) the Company, Parent and Merger Sub are entitled to rely on such Stockholder Party’s performance of its obligations contained in this letter agreement.

In consideration of the mutual covenants and premises contained in this letter agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this letter agreement, intending to be legally bound, agree as follows:

1. Representations and Warranties of Each Stockholder Party. Each Stockholder Party hereby (severally and not jointly) represents and warrants to Parent and Merger Sub as follows:

(a) As of the date hereof, such Stockholder Party is the record or beneficial owner of the number of shares of Company Common Stock set forth beside its name on Schedule A hereto (collectively, and together with any shares of Company Common Stock hereafter issued to or otherwise acquired or owned beneficially or of record by such Stockholder Party, such Stockholder Party’s “Subject Shares”), and, as of the date hereof, such shares of Company Common Stock constitute all of the Equity Interests of the Company (including shares of Company Common Stock) owned beneficially or of record by such Stockholder Party. Other than as provided in this letter agreement, (i) such Stockholder Party has the sole right and authority to vote and dispose of such Subject Shares, and

(ii) none of such Subject Shares is subject to any (x) voting trust or other agreement, arrangement, understanding or restriction with respect to the voting of such Subject Shares (other than this letter agreement), or (y) Lien of any nature whatsoever that would prevent such Stockholder Party from complying with its obligations under this letter agreement in any material respect.

(b) Such Stockholder Party has all necessary power and authority to execute and deliver this letter agreement and to perform its obligations hereunder. The execution and delivery of this letter agreement by such Stockholder Party and the performance of its obligations hereunder have been duly authorized by all necessary action, and no other proceedings on the part of such Stockholder Party and no other votes or written consents or actions or proceedings by or on behalf of such Stockholder Party are necessary to authorize this letter agreement or the performance of such Stockholder Party’s obligations hereunder. This letter agreement has been duly and validly executed and delivered by such Stockholder Party and constitutes the valid and binding obligation of such Stockholder Party, enforceable against such Stockholder Party in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) None of the execution, delivery or performance of this letter agreement by such Stockholder Party, or such Stockholder Party’s compliance with any of the provisions hereof will (with or without notice or lapse of time, or both) conflict with or violate any provision of such Stockholder Party’s organizational or governing documents.

(d) Such Stockholder Party has had the opportunity to review the Merger Agreement and this letter agreement with counsel of such Stockholder Party’s own choosing. Such Stockholder Party understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder Party’s execution, delivery and performance of this letter agreement.

2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby jointly and severally represent and warrant to each Stockholder Party as follows:

(a) Parent and Merger Sub each have all necessary corporate power and authority and execute and deliver this letter agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent and Merger Sub under this letter agreement, and the consummation of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent and merger Sub (including by the Parent Board and the Merger Sub Board) and adopted by the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution and delivery of and performance by Parent and Merger Sub under this letter agreement and the consummation by them of the Transactions. This letter agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

(b) The execution, delivery and performance of this letter agreement by Parent and Merger Sub do not and will not (i) conflict with or violate any provision of any organizational document of Parent or Merger Sub, (ii) violate any Law applicable to Parent, Merger Sub or any of their respective Subsidiaries, or (iii) result in any breach of, or constitute a default (with our without notice or lase of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party.

3. Agreement to Tender. Unless the parties to the Merger Agreement have agreed to an amendment to the Merger Agreement that is materially adverse to the Stockholder Parties without the consent of the Stockholder Parties (a “Material Modification”) or the Expiration Date or a Company Adverse Recommendation Change has occurred, such Stockholder Party shall, as promptly as practicable following the commencement of the Offer, validly tender (and shall not withdraw), or cause to be validly tendered (and not withdrawn), its Subject Shares pursuant to and in accordance with the terms of the Offer. Unless the Expiration Date, a Material Modification or a Company Adverse Recommendation Change has occurred, such Stockholder Party shall, as promptly as practicable following the commencement of the Offer, pursuant to and in accordance with the terms and conditions of the Offer, (a) deliver (or cause to be delivered) to the depositary designated in the Offer, (i) a letter of transmittal with respect to its Subject Shares complying with the terms of the Offer, (ii) certificates representing its Subject Shares, if applicable, and (iii) all other documents or instruments reasonably required to be delivered pursuant to the terms of the Offer, and/or (b) instruct its broker or such other person who is the holder of record of any of its Subject Shares to validly and properly tender such Subject Shares in the Offer pursuant to the terms and conditions of the Offer. Unless the Expiration Date, a Material Modification or a Company Adverse Recommendation Change has occurred, such Stockholder Party shall not tender the Subject Shares into any exchange or tender offer commenced by a Person other than Parent, Merger Sub or any other Subsidiary of Parent. Notwithstanding the foregoing, if (x) the Expiration Date, a Material Modification or a Company Adverse Recommendation Change occurs (y) the Merger Agreement is terminated or (z) the Offer shall have been terminated in accordance with the terms of the Merger Agreement, in each case after the Stockholder Party has tendered any of its Subject Shares in the Offer in accordance with this Section 3, the Stockholder Party may withdraw any such Subject Shares from the Offer.

4. Restrictions on Subject Shares.

(a) During the term of this letter agreement, such Stockholder Party will not, without the prior written consent of Parent: (i) other than pursuant to the Offer or the Merger, directly or indirectly, by operation of law or otherwise, sell, transfer, pledge, deposit, hypothecate, assign or otherwise dispose of (including by gift) or encumber, or enter into any Contract with respect to the sale, transfer, conversion, pledge, deposit, hypothecation, assignment or other disposition or encumbrance of, any of its Subject Shares to any Person (each, a “Transfer”); (ii) take any action or omit to take any action that would prohibit, prevent or preclude such Stockholder Party from performing its obligations under this letter agreement in any material respect or that would make any representation or warranty contained herein untrue in any material respect; or (iii) take any action that would materially delay or adversely affect such Stockholder Party’s ability to perform its obligations hereunder in any material respect. Any purported Transfer of such Stockholder Party’s Subject Shares in violation of this Section 4(a) will be null and void ab initio.

(b) During the term of this letter agreement, such Stockholder Party will not enter into any voting arrangement, whether by proxy, consent, power of attorney, voting agreement, voting trust, or otherwise, with respect to any of its Subject Shares and will not commit or agree to take any action prohibited by this letter agreement. Such Stockholder Party hereby revokes any and all such previous voting arrangements.

5. No Solicitation.

(a) During the term of this letter agreement, except as contemplated by Section 5(c), such Stockholder Party hereby agrees that it will not, and it will cause its Representatives (including any investment or operating professionals of Vivo Capital, LLC or its affiliates) not to, directly or indirectly, (i) solicit, initiate, seek or knowingly encourage or facilitate or take any action to solicit, initiate or seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Takeover Proposal with any Person other than Parent or Merger Sub, or (iii) furnish to any Person other than Parent or Merger Sub any non-public information that such Stockholder Party or Representative believes or should reasonably expect would be used for the purposes of formulating any Takeover Proposal.

(b) Without limiting the generality of Section 5(a), during the term of this letter agreement, except as contemplated by Section 5(c), such Stockholder Party hereby agrees that it will not, and it will cause its Representatives (including any investment or operating professionals of Vivo Capital, LLC or its affiliates) not to, directly or indirectly, (a) solicit proxies or become a participant in a solicitation (as such terms are defined in Rule 14a-1 under the Exchange Act (disregarding Rule 14a-1(l)(2)(iv) thereunder), including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act), in opposition to or competition with the consummation of the Offer or the Merger or otherwise encourage, advise or assist any party in taking or planning any action which would reasonably be expected to compete, impede or interfere with the consummation of the Offer or the Merger in accordance with the terms of the Merger Agreement, (b) directly or indirectly encourage, initiate, or cooperate in a stockholder’s vote or action by consent of the Company’s stockholders (whether by means of voting shares of capital stock or executing any written consent thereof or otherwise) in opposition to or in competition with the consummation of the Offer or the Merger, (c) become a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Offer or the Merger or (d) unless required by applicable Law, make any press release, public announcement or other non-confidential communication with respect to the business or affairs of the Company or Parent, including this letter agreement, the Offer and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent.

(c) Notwithstanding anything to the contrary set forth in Section 5(a) or Section 5(b) of this letter agreement, to the extent the Company is permitted under Section 5.3 of the Merger Agreement to take any of the actions contemplated by Section 5.3(b) or Section 5.3(d)(i) of the Merger Agreement in connection with a Takeover Proposal and the Company takes such actions in a manner that is consistent with Section 5.3 of the Merger Agreement, any Stockholder Party may take any action otherwise prohibited by Sections 5(a) or (b) of this letter agreement to the extent such Stockholder Party is requested to take such action by the Company and consistent with actions of the Company, to provide support for such Takeover Proposal which similar to the support set forth in this Agreement, provided that such support is conditioned upon and only effective upon the Company having made a Company Adverse Recommendation Change in respect of such Takeover Proposal.

6. Waiver of Appraisal and Dissenters’ Rights and Actions. Such Stockholder Party hereby (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that such Stockholder Party may have and (b) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, (i) against the Company, any of their respective Representatives or any of their respective successors relating to the negotiation, execution, or delivery of this letter agreement or the Merger Agreement, the consummation of the Offer or the Merger, including any claim alleging a breach of any fiduciary duty of the Company Board in connection with the negotiation, execution, or delivery of the Merger Agreement, the consummation of the Offer or the Merger, or (ii) challenging the validity or seeking to enjoin the operation of any provision of this letter agreement. Subject to Section 8 hereof, the waiver contained in this Section 6 will be absolute and perpetual.

7. Stockholder Capacity. Such Stockholder Party is entering into this letter agreement solely in its capacity as a record or beneficial owner of its Subject Shares. For purposes of this letter agreement, (i) “affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, (ii) beneficial ownership” (and related terms such as “beneficially own” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act, and (iii) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise. Such Stockholder Party acknowledges that it is a sophisticated party with respect to its Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the matters contemplated by this letter agreement and has, independently and without reliance upon any of Parent or the Company and based on such information as such Stockholder Party has deemed appropriate, made its own analysis and decision to enter into this letter agreement. Such Stockholder Party acknowledges that Parent and the Company have not made and are not making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this letter agreement.

8. Termination. THIS LETTER AGREEMENT WILL AUTOMATICALLY TERMINATE UPON THE EARLIER OF: (A) THE MUTUAL WRITTEN CONSENT OF THE PARTIES HERETO (B) THE TERMINATION OF THE MERGER AGREEMENT IN ACCORDANCE WITH ARTICLE VII THEREOF (C) A COMPANY ADVERSE RECOMMENDATION CHANGE AND (D) A MATERIAL MODIFICATION. NO TERMINATION OF THIS LETTER AGREEMENT SHALL RELIEVE OR OTHERWISE LIMIT ANY PARTY OF LIABILITY FOR ANY BREACH OF THIS LETTER AGREEMENT OCCURRING PRIOR TO SUCH TERMINATION. SECTION 11 SHALL SURVIVE TERMINATION OF THIS LETTER AGREEMENT.

9. Waivers and Amendments. Insofar as its relates to a Stockholder Party, this letter agreement may be amended, modified, altered or supplemented only by a written instrument executed by Parent and such Stockholder Party. Any failure of the parties to this letter agreement to comply with any obligation, covenant, agreement or condition in this letter agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this letter agreement in exercising any right, power or privilege under this letter agreement will operate as a waiver thereof, nor will any waiver on the part of any party to this letter agreement of any right, power or privilege under this letter agreement operate as a waiver of any other right, power or privilege under this letter agreement, nor will any single or partial exercise of any right, power or privilege under this letter agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this letter agreement.

10. Certain Disclosures. Subject to reasonable prior notice and approval (which shall not be unreasonably withheld, delayed or conditioned), each Stockholder Party shall permit and hereby authorizes Parent and the Company to publish and disclose such Stockholder Party’s identity and ownership of such Stockholder Party’s Subject Shares and the nature of such Stockholder Party’s commitments, arrangements and understandings pursuant to this letter agreement and any other information that the Company or Parent reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Offer, the Merger or any other transactions contemplated by the Merger Agreement (including the Schedule TO, the Offer to Purchase, the Schedule 14d-9 and the Information Statement). Such Stockholder Party agrees to promptly give Parent and the Company any information either may reasonably require for the preparation of any such disclosure documents, and such Stockholder Party agrees to promptly notify Parent and the Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Stockholder Party shall become aware that any such information shall have become false or misleading in any material respect. Notwithstanding anything to the contrary in this letter agreement, each Stockholder Party may disclose the nature of such Stockholder’s ownership of stock in the Company and its commitments, arrangements and undertakings pursuant to this letter agreement to its limited partners and to potential investors. In addition, following public disclosure by the Company and/or Parent of the transactions contemplated by the Merger Agreement, subject to reasonable prior notice and approval (which shall not be unreasonably withheld, delayed or conditioned), Parent and the Company shall permit and hereby authorizes each Stockholder Party to publish and disclose such Stockholder Party’s identity and ownership of such Stockholder Party’s Subject Shares and the nature of such Stockholder Party’s commitments, arrangements and understandings pursuant to this letter agreement and any other information that the Stockholder Party reasonably determines to be necessary or desirable.

11. Miscellaneous.

(a) Any notices or other communications required or permitted under, or otherwise given in connection with, this letter agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by electronic mail transmission (provided confirmation of facsimile transmission is obtained) or (ii) on the next Business Day if transmitted by international overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Nichi-Iko Pharmaceutical Co., Ltd.

6-21, Sogawa 1-chome

Toyama-shi, Toyama

Japan

Attention:

Email:

with a copy to (for information purposes only and which shall not constitute notice):

Nishimura & Asahi

Otemon Tower

1-1-2 Otemachi

Chiyoda-ku, Tokyo 100-8124, Japan

Attention:

Email:

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:

Email:

If to a Stockholder Party, addressed to it at:

c/o Vivo Capital, LLC

575 High Street, Suite 201

Palo Alto, CA 94301

Attention:

Email:

with a copy to (for information purposes only and which shall not constitute notice):

Perkins Coie, LLP

3150 Porter Drive,

Palo Alto, CA 94304

Attention:

Email:

(b) Governing Law. This letter agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(c) Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court, or, if the Chancery Court lacks subject matter jurisdiction of the action or proceeding, any Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and (v) consents to service of process in the manner and at the address set forth in Section 11(a). Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this letter agreement will affect the right of any party to this letter agreement to serve process in any other manner permitted by Law.

(d) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(d).

(e) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent will be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement by any Stockholder Party and to enforce specifically the terms and provisions hereof in any court referred to in Section 11(c), this being in addition to any other remedy to which Parent may be entitled at Law or in equity.

(f) Severability. If any term or other provision of this letter agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this letter agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(g) Assignment. This letter agreement will not be assigned by any party hereto by operation of Law or otherwise without the prior written consent of the other parties. Subject to the preceding sentence, this letter agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective permitted successors and assigns.

(h) Counterparts. This letter agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

(i) Remedies Cumulative. Except as otherwise provided in this letter agreement, any and all remedies in this letter agreement expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(j) Limited Liability of Partners. Notwithstanding any other provision of this letter agreement, unless otherwise a direct party hereof, no member or general partner or limited partner of any member, nor any future member or general partner or limited partner of any future member, shall have any personal liability for the performance of any obligation of any Stockholder Party under this letter agreement. Any liability of any Stockholder Party for money damages under this letter agreement shall be satisfied solely out of the assets of such Stockholder Party.

(k) Headings. The headings contained in this letter agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this letter agreement.

[Signature page follows]

Please indicate your agreement to the covenants and terms set forth above by executing this letter agreement where indicated below and returning a signed copy to the attention of the Stockholder Party.

Very truly yours,

VIVO VENTURES FUND V, L.P.		VIVO VENTURES FUND VI, L.P.

By:	Vivo Ventures V, LLC, its general partner	By:	Vivo Ventures VI, LLC, its general partner

	By:	By:
	Name: Frank Kung Title: Managing Member		Name: Frank Kung Title: Managing Member

VIVO VENTURES V AFFILIATES FUND, L.P.		VIVO VENTURES VI AFFILIATES FUND, L.P.

By:	Vivo Ventures V, LLC, its general partner	By:	Vivo Ventures VI, LLC, its general partner

	By:		By:
	Name: Frank Kung Title: Managing Member		Name: Frank Kung
Title: Managing Member

Acknowledged and Agreed to:

NICHI-IKO PHARMACEUTICAL CO., LTD.		SHEPARD VISION INC.

By:		By:
	Name:		Name: Title:
Title:

[Signature Page to Support Agreement]

Please indicate your agreement to the covenants and terms set forth above by executing this letter agreement where indicated below and returning a signed copy to the attention of the Stockholder Party.

Very truly yours,

VIVO VENTURES FUND V, L.P.			VIVO VENTURES FUND VI, L.P.

By:	Vivo Ventures V, LLC, its general partner		By:	Vivo Ventures VI, LLC, its general partner

	By:		By:
		Name: Title:		Name: Title:

VIVO VENTURES V AFFILIATES FUND, L.P.			VIVO VENTURES VI AFFILIATES FUND, L.P.

By:	Vivo Ventures V, LLC, its general partner		By:	Vivo Ventures VI, LLC, its general partner

	By:			By:
		Name: Title:		Name:
Title:

Acknowledged and Agreed to:

NICHI-IKO PHARMACEUTICAL CO., LTD.	SHEPARD VISION INC.

By:	By:
Name: Yuichi Tamura		Name: Kenji Matsuyama
Title: President & CEO		Title: President

[Signature Page to Support Agreement]

Schedule A

Stockholder Party	Shares
Vivo Ventures Fund V, L.P.	2,978,803
Vivo Ventures V Affiliates Fund, L.P.	34,961
Vivo Ventures Fund VI, L.P.	3,456,332
Vivo Ventures VI Affiliates Fund, L.P.	25,320